Suite 5000

500 Grant Street

Pittsburgh, PA 15219-2507

412.454.5000

Fax 412.281.0717

Exhibit 5.1

July 6, 2016

Mastech Holdings, Inc.

1305 Cherrington Parkway, Building 2010

Suite 400

Moon Township, PA 15108

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are counsel to Mastech Holdings, Inc., a Pennsylvania corporation (the “Company”). Reference is made to the registration statement on Form S-8 (the “Registration Statement”) of the Company filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers 400,000 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”), subject to adjustment as provided in the Company’s Stock Incentive Plan, as amended and restated and as further amended (the “Equity Incentive Plan”), issuable by the Company pursuant to awards (“Awards”) granted under the Equity Incentive Plan. We have been asked to deliver this opinion in connection with the filing of the Registration Statement.

In connection with this opinion, we have examined the Registration Statement, including the exhibits thereto, the Articles of Incorporation and the Amended and Restated By-laws of the Company, the Equity Incentive Plan, minutes of meetings and actions by written consent of the Company’s Board of Directors relating to the adoption and approval of the Equity Incentive Plan and such other documents as we have deemed appropriate in rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of all documents submitted to us as copies of originals, the completeness of each document submitted to us as an original and the conformity with the original of each document submitted to us as a copy of an original, the legal capacity of each natural person, and the completeness, accuracy and proper indexing of all governmental records. Based on the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of the Equity Incentive Plan and the applicable Award, will be legally issued, fully paid and non-assessable.

This opinion is being furnished to the Company solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon, quoted in any manner, or delivered to any other person or entity without, in each instance, our prior written consent.

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www.pepperlaw.com

Mastech Holdings Inc.

We express no opinion herein as to the law of any state or jurisdiction other than the Pennsylvania Business Corporation Law of 1988, as amended, including statutory provisions and all applicable provisions of the Constitution of the Commonwealth of Pennsylvania and reported judicial decisions interpreting such laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Pepper Hamilton LLP
Pepper Hamilton LLP